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EXHIBIT 10(a)(4)

K2 Inc.

FOURTH AMENDMENT TO NOTE AGREEMENTS

Dated as of March 27, 2002

Re:

Note Agreement dated as of October 15, 1992

and

$40,000,000 Senior Notes
Due November 30, 2004

Section 5.	Conditions Precedent to Effectiveness of Agreement	44
Section 6.	Waiver	44
Section 6.1.	Waiver of Compliance with Section 5.6	44
Section 6.2.	Waiver of Compliance with Section 5.7	44
Section 6.3.	Waiver of Compliance with Section 5.8	45
Section 7.	Miscellaneous	45
Section 7.1.	Effect of Agreement and Reaffirmation	45
Section 7.2.	Release of Claims	45
Section 7.3.	Successors and Assigns	45
Section 7.4.	Expenses	45
Section 7.5.	Counterparts	45
Section 7.6.	Governing Law	46
Section 7.7.	Approval of Amendment to Guaranty Agreement	46
Section 7.8.	GE Securitization	46
Schedule I—Names and Addresses of Noteholders
Schedule II—Closing Conditions
Schedule III—Post-Closing Requirements
Schedule IV—Indebtedness of Company and its Subsidiaries
Schedule V—Subsidiaries of Company, Investments, Affiliates
Schedule VI—Liens of Company and its Subsidiaries
Exhibit A—Form of Amended and Restated Note
Exhibit B—Intercreditor Agreement
Exhibit C—Amendment to Guaranty Agreement
Exhibit D—Cash Flow Forecasts

ii

K2 Inc.
4900 South Eastern Avenue
Los Angeles, California 90040

Dated as of March 27, 2002

Re:	Note Agreement dated as of October 15, 1992 and $40,000,000 Senior Notes Due November 30, 2004

To the Noteholders named in
Schedule I hereto

Ladies and Gentlemen:

        This Fourth Amendment to Note Agreements (this "Agreement") is entered into as of March 27, 2002 by and among K2 Inc., a Delaware corporation (the "Company"), and the purchasers named in Schedule I attached hereto (the "Noteholders," or as alternatively referred to herein, the "Original Noteholders").

PRELIMINARY STATEMENT

        The Company and the Original Noteholders are party to separate Note Agreements dated as of October 15, 1992 (the "Original Note Agreement"), as amended by the First Amendment dated as of May 1, 1996 (the "First Amendment"), the Second Amendment to Note Agreements dated as of December 1, 1999 (the "Second Amendment"), and the Third Amendment and Waiver dated as of December 14, 2001 (the "Third Amendment") (the Original Note Agreement as so amended by the First Amendment, the Second Amendment and the Third Amendment, the "Existing Note Agreement"). Under and pursuant to the Existing Note Agreement, the Company sold to the Original Noteholders its 8.39% Senior Notes due November 30, 2004 in the original aggregate principal amount of $40,000,000 (such notes as heretofore amended, the "Existing Notes"). The Company has requested that the Original Noteholders amend the Existing Note Agreement, all on and subject to the terms and conditions set forth below. Accordingly, this Agreement is executed and delivered by the Company to the Original Noteholders to amend certain portions of the Existing Note Agreement and in so doing set forth and confirm the terms and conditions applicable thereto and the covenants, representations and warranties to be made by the Company in connection therewith. Upon the execution hereof by the Company and the Original Noteholders, the Existing Note Agreement, together with the Exhibits and Schedules thereto, as amended by this Agreement, shall be referred to as the "Note Agreements." Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Note Agreement, as amended by this Agreement.

        The Company hereby agrees with each of you as follows:

Section 1.    Description of Notes and Commitment.

        Upon the effectiveness of this Agreement, automatically, and without further action on the part of either the Original Noteholders or the Company, the Existing Notes shall be amended and restated in their entirety to read as set forth in Exhibit A hereto (and the form of Note attached as Exhibit 1 to the Original Note Agreement shall be amended in its entirety to read as set forth in Exhibit A) and the amended and restated Notes shall be issued in renewal of, and evidence the same indebtedness formerly evidenced by, the Existing Notes. If any accrued and unpaid interest is outstanding in respect of any of the Existing Notes as of the date that the Existing Notes become evidenced by the amended and restated Notes, such accrued interest on each such Existing Note shall be due and payable on the first interest payment date applicable to such amended and restated Note. Each Note will be dated the date to which interest has been paid on the Existing Note surrendered therefor, will bear interest from such date at the Applicable Interest Rate, payable semiannually on the thirtieth day of May and

November in each year (commencing May 30, 2002), to be expressed to mature on November 30, 2004, and otherwise substantially in the form attached hereto as Exhibit A. The term "Notes" as used herein and in the Note Agreement shall include each such amended and restated Note delivered pursuant to this Agreement to replace the Existing Notes and any such notes issued in substitution therefore pursuant to Section 13 of the Note Agreement. Upon the effectiveness of this Agreement, the Existing Notes shall be returned to the Company.

Section 2.    Effective Date.

        Delivery of the Notes to be exchanged for the Existing Notes shall occur at the offices of Chapman and Cutler, 111 West Monroe, Chicago, Illinois, at 10:00 a.m. Chicago time, on March 27, 2002 or such other date as shall be mutually agreed upon by the Company and the Noteholders (the "Effective Date"). On the Effective Date, the Company will deliver to each Noteholder the Note to be delivered to such Noteholder in the form of a single Note for the full amount of the Existing Note held by such Noteholder (unless different denominations are specified by such Noteholder), dated the date through which interest has been paid on the corresponding Existing Note and registered in each Noteholder's name (or in the name of such Noteholder's nominee). If on the Effective Date the Company shall fail to tender such Note to each Noteholder as provided above in this Section 2, or any of the conditions specified in Section 5 shall not have been fulfilled to each Noteholder's satisfaction, each Noteholder shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Noteholder may have by reason of such failure or such nonfulfillment.

        If for any reason the Existing Note held by a Noteholder is not delivered to the Company on the Effective Date, the Company shall deposit the Note to be delivered to such Noteholder with the Noteholders' special counsel, Chapman and Cutler, for delivery against receipt of the Existing Note held by such Noteholder.

Section 3. Amendment to the Note Agreement.

        Section 3.1.    Amendment to Section 1 (Description of Notes and Commitment).    Section 1 of the Note Agreements shall be and is hereby amended by inserting a new subsection at the end thereof to read as follows:

        Section 1.4.    Security for the Notes.    (a) The payment of the Notes and the performance by the Company and its Subsidiaries of their respective obligations under this Agreement and the Guaranty Agreement will be secured in accordance with the terms of (i) the Amended and Restated Intercreditor Agreement dated as of March 27, 2002 (the "Intercreditor Agreement") (in substantially the form attached as Exhibit B to the Fourth Amendment) among the Collateral Agent and the holders of certain outstanding Indebtedness of the Company, including the Noteholders and the Bank Lenders, and (ii) the Security Documents.

          (b)  If at any time the Company or any Subsidiary shall grant to any one or more of the Collateral Agent or the Bank Lenders additional security of any kind or provide any one or more of the Collateral Agent or the Bank Lenders with additional guaranties or other credit support of any kind pursuant to the requirements of the Bank Credit Agreement, then the Company or such Subsidiary shall grant to the holders of the Notes the same security or guaranty so that the holders of the Notes shall at all times be secured on an equal and pro rata basis with the Bank Lenders.

        Section 3.2.    Amendment to Section 2.2. (Optional Prepayments).    Section 2.2 of the Note Agreements shall be and is hereby amended by the addition of a new sentence at the end of such Section which shall read as follows:

    "Notwithstanding the foregoing, (i) the Notes may be redeemed in accordance with the provisions of §5.26 without the payment of any Make Whole Amount and (ii) so long as no Default or Event of Default shall exist, the Notes may be redeemed from the proceeds of insurance or condemnation with respect to property of the Company or any Subsidiary which is subject to the Lien of the Security Documents without the payment of any Make-Whole Amount."

        Section 3.3.    Amendment of Section 5 (Company Covenants).    Section 5 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

  From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

          Section 5.1.Corporate Existence, Etc.    The Company will preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by §5.17.

          Section 5.2.Insurance.    The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers accorded a rating by A. M. Best Company, Inc. of A:X or higher at the time of issuance of any such policy and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties; provided, however, that if during the term of any such insurance policy, the rating accorded the insurer shall be less than A:X, the Company, on the date of renewal of any such policy (or, if such change in rating shall occur within 90 days prior to such renewal date, within 90 days of the date of such change in rating), will obtain such insurance policy from an insurer accorded such a rating.

          Section 5.3.    Taxes, Claims for Labor and Materials, Compliance with Laws.    The Company will prosmptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Subsidiary; provided, however, that the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto in accordance with GAAP or (ii) the failure to pay any such tax, assessment, charge, levy, account payable or claim could not reasonably be expected to (A) materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company or such Subsidiary or (B) impair the ability of the Company to perform its obligations hereunder. Neither the Company nor any Subsidiary shall violate any law, ordinance or governmental rule and regulation to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, if such violation could reasonably be expected to materially and adversely affect the properties, business, prospects, profits or condition of the Company and its Subsidiaries or would result in any Lien not permitted under §5.14.

          Section 5.4.    Maintenance, Etc.    The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep (subject to sale in the ordinary course of business), its material properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order (ordinary wear and tear excepted) and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

          Section 5.5.    Nature of Business.    Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement. No transaction or series of transactions permitted under §5.17 or constituting Ordinary Course Investments shall be deemed to violate this §5.5.

          Section 5.6.    Foreign Pledges.    The Company will cause to be delivered to the Collateral Agent (to the extent not previously delivered) within the time period specified on Schedule III to the Fourth Amendment, agreements executed by the Company and each Domestic Subsidiary of the Company pledging 65% of the stock or other equity interests of each Foreign Subsidiary owned by the Company or such Domestic Subsidiary, together with all documents necessary to perfect the security interest of the Collateral Agent for the equal and ratable benefit of the Benefited Parties in such stock or other equity interests; provided that neither the Company nor any Subsidiary shall have an obligation to perfect the security interest of the Collateral Agent in the shares of any Foreign Subsidiary (other than any Foreign Subsidiary listed on Schedule III of the Fourth Amendment) under the laws of the jurisdiction of such Foreign Subsidiary's organization so long as the aggregate book value of (A) all assets owned by such Foreign Subsidiary does not exceed $8,000,000 and (B) all assets owned by all Foreign Subsidiaries with respect to which the security interest of the Collateral Agent has not been perfected under the laws of such Foreign Subsidiaries' respective jurisdictions of organization does not exceed $20,000,000.

          Section 5.7.    Further Assurances.    The Company and its Subsidiaries shall, at their expense and without expense to any holder of Notes, do, execute and deliver such further acts and documents as are necessary, or as the Required Holders (or the Required Holders acting through the Collateral Agent) may reasonably request, from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, financing statements, mortgages, deeds of trust, bailee consents, landlord waivers or other third party agreements and other documents, the filing or recording of any of the foregoing, the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession, and the delivery of opinions of counsel with respect to any of such documents) to (a) assure and confirm to the holders of Notes, or the Collateral Agent acting for the equal and ratable benefit of the holders of Notes and the Bank Lenders, the rights created by this Agreement and the Security Documents and (b) ensure that (i) the obligations of the Company under this Agreement and under any of the Intercreditor Agreement, the Security Documents and the Notes; and (ii) the obligations of each Subsidiary Guarantor under the Guaranty Agreement and the Security Documents are secured by a first-priority Lien (subject to any applicable exception expressly set forth herein or in any applicable Security Document) on substantially all of the assets of the Company and each Subsidiary Guarantor. Notwithstanding the foregoing, neither the Company nor any Domestic Subsidiary shall be required to pledge more than 65% of the stock of any Foreign Subsidiary.

          Section 5.8.    Collateral Matters.    (a) The Noteholders shall (i) request that the Collateral Agent release any Lien on any property granted to or held by the Collateral Agent under any Security Document for the equal and ratable benefit of the holder of Notes and the Bank Lenders (w) upon termination of this Agreement and payment in full of all obligations of the Company hereunder and under the Notes, (x) which is sold or to be sold or disposed of as part of or in connection with any disposition of assets permitted by §5.17 of this Agreement, (y) on or after the occurrence of the Collateral Release Date (as defined in the Intercreditor Agreement) or (z) subject to §7.1, if approved, authorized or ratified in writing by the Required Holders; or (ii) request that Collateral Agent subordinate any Lien on any property granted to or held by Collateral Agent to the holder of any Lien on such property which is permitted by §5.14(f) and (j)and any extension or renewal of such Liens permitted by §5.14(k).

          Section 5.9.    Amendment to Agreements.    The Company will not, and will permit any Subsidiary to, enter into any amendment or modification of any agreement relating to any Permitted Accounts Receivable Financing Facility in any manner which would (a) reduce advance rates with respect to accounts receivable purchased under such facility, or (b) shorten the maturity date of such facility. The Company shall, and shall cause each of its applicable Subsidiaries to, promptly (and, in any event, within three Business Days) deliver to each holder of the Notes a copy of any amendment or modification to any agreement relating to any termination event, event of default or similar event under any Permitted Accounts Receivable Financing Facility. Nothing in this §5.9 shall prevent (i) General Electric Capital Corporation from exercising the discretion granted to it under any GECC Document (as defined in Section 7.8 of the Fourth Amendment) to (x) modify reserves or (y) take any action which would modify the effective advance rates with respect to accounts receivable purchased under such facility or (ii) the Company or any Subsidiary from entering into a replacement for any Permitted Accounts Receivable Financing Facility so long as such replacement has terms which are not less favorable to the interests of the holders of the Notes in any material respect than the terms of the Permitted Accounts Receivable Financing Facility being replaced.

          Section 5.10.    Leverage Ratio.    (a) The Company will not permit the Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Maximum Leverage Ratio
Prior to 6/29/02	7.80 to 1
6/30/02-9/29/02	7.30 to 1
9/30/02-12/30/02	6.75 to 1
12/31/02-3/30/03	5.50 to 1
3/31/03-6/29/03	5.00 to 1
6/30/03-9/29/03	4.75 to 1
9/30/03-12/30/03	4.25 to 1
12/31/03 and at all times thereafter prior to the Collateral Release Date	4.00 to 1

          (b)  The Company will not permit the Adjusted Funded Leverage Ratio at any time on or after March 31, 2004 to be greater than 3.00 to 1.

          Section 5.11.    Limitations on Indebtedness.    (a) The Company will not, and will not permit any Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Indebtedness, except:

            (a)  Ordinary Course Indebtedness;

            (b)  Indebtedness evidenced by the Notes;

            (c)  Indebtedness outstanding under the Bank Credit Agreement in an aggregate principal amount not exceeding $75,000,000;

            (d)  Indebtedness outstanding pursuant to Permitted Accounts Receivable Financing Facilities;

            (e)  Indebtedness outstanding under the 1999 Note Purchase Agreement in an aggregate principal amount not exceeding $50,000,000;

            (f)    secured purchase money Indebtedness, including Capitalized Lease Obligations, originally incurred to acquire fixed assets provided that at the time of such acquisition, the aggregate amount remaining unpaid on all such Indebtedness secured by Liens on such fixed assets, whether or not assumed by the Company or its Subsidiaries, does not exceed an amount equal to the lesser of (i) 100%, in the case of fixed assets which are personal property (including Capitalized Leases of fixed assets which are personal property) or (ii) 80%, in the case of fixed assets which are real property, of the lesser of the total purchase price or Fair Market Value at the time of such acquisition as determined in good faith by the Board of Directors of the Company;

            (g)  other Indebtedness for borrowed money; provided that (i) at the time of incurrence thereof, no Default or Event of Default shall exist, (ii) the aggregate outstanding principal amount of such Indebtedness plus (without duplication) the aggregate investment or claim held by purchasers of receivables in Foreign Receivable Financing Facilities shall not exceed 15% of Consolidated Net Worth at any time, (iii) the aggregate outstanding principal amount of all such Indebtedness of the Company or any Domestic Subsidiary (other than Indebtedness under Excluded Subsidiary Guaranties) shall not exceed 3% of Consolidated Net Worth at any time, and (iv) the aggregate outstanding principal amount of all such Indebtedness of any Foreign Subsidiary plus (without duplication) the aggregate investment or claim held by purchasers of receivables in Foreign Receivable Financing Facilities shall not exceed 15% of Consolidated Net Worth at any time;

            (h)  Indebtedness under any Swap Contract with a term not greater than 184 days entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;

            (i)    Indebtedness of the Company which is not required to be redeemed, repurchased or otherwise prepaid by the Company (except on account of a default thereunder) on or prior to March 1, 2010, and which Indebtedness is subordinated to other Indebtedness of the Company (including the Notes) on terms which are reasonably satisfactory to the holders of the Notes (such Indebtedness, "Subordinated Indebtedness"); and

            (j)    Indebtedness refinancing or extending Indebtedness permitted above on terms and conditions no less favorable than the Indebtedness being refinanced; provided, however, that the principal amount of such new Indebtedness shall not exceed the outstanding principal amount of Indebtedness being refinanced immediately prior to such refinancing and that at the time of incurrence of such Indebtedness and after giving effect thereto no Default or Event of Default shall exits under this Agreement; and

          (b)  Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this §5.11 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Indebtedness of such corporation existing immediately after it becomes a Subsidiary.

          Section 5.12.    Interest Coverage Ratio.    The Company will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter set forth below to be less than the ratio set forth below opposite such day:

Fiscal Quarter(s) Ending	Minimum Interest Coverage Ratio
December 31, 2001	2.50 to 1
March 31, 2002 and June 30, 2002	1.75 to 1
September 30, 2002	1.90 to 1
December 31, 2002	2.25 to 1
March 31, 2003, June 30, 2003 and September 30, 2003	2.50 to 1

          Section 5.13.    Fixed Charges Coverage Ratio.    The Company will not permit the ratio of Consolidated Income Available for Fixed Charges to Fixed Charges for the period consisting of the four immediately preceding fiscal quarters ending on the last day of each fiscal quarter set forth below to be less than the ratio set forth below opposite such day:

Fiscal Quarter(s) Ending	Minimum Fixed Coverage Ratio
December 31, 2001	1.25 to 1
March 31, 2002	0.70 to 1
June 30, 2002	0.80 to 1
September 30, 2002	0.95 to 1
December 31, 2002	1.25 to 1
March 31, 2003	1.35 to 1
June 30, 2003	1.45 to 1
September 30, 2003	1.55 to 1
December 31, 2003 and thereafter	1.75 to 1

          Section 5.14.    Limitation on Liens.    The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

            (a)  Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of carriers, warehousemen, landlords, mechanics and materialmen, provided payment thereof is not at the time required by §5.3;

            (b)  Liens of or resulting from any judgment or award the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

            (c)  Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

            (d)  survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries;

            (e)  Liens securing Indebtedness of a Subsidiary to the Company or to another Wholly-Owned Subsidiary;

            (f)    Liens securing Indebtedness (including Capitalized Leases) permitted under §5.11(f),(g) and (j); provided, however that Liens permitted under §5.11(f) shall attach solely to the assets financed by such purchase money Indebtedness;

            (g)  Liens resulting from or consisting of operating leases;

            (h)  Liens arising in connection with non-exclusive licenses of Securitization Software and Hardware;

            (i)    Liens in favor of the Collateral Agent for the equal and ratable benefit of the Benefited Parties under the Intercreditor Agreement;

            (j)    Liens created in connection with Permitted Accounts Receivable Financing Facilities provided, that such Liens shall extend only to property or items of property which constitute Excluded Assets; and

            (k)  extensions and renewals of Liens described above, provided that (i) such Liens shall not be extended to other property of the Company or any of its Subsidiaries, and (ii) the principal amount of Indebtedness secured thereby shall not be increased over the principal amount thereof outstanding immediately prior to such extension or renewal.

          Section 5.15.    Restricted Payments.    The Company will not, and will not permit any of its Subsidiaries to, make any Restricted Payments except:

            (a)  Restricted Payments not exceeding $9,000,000 in the aggregate in respect of any fiscal year; and

            (b)  Restricted Payments in any fiscal year in an amount equal to Investments that can be made under §5.16(j) in such fiscal year, but which are not made;

provided that, in each instance, after giving effect to any Restricted Payments, no Event of Default shall have occurred and be continuing; and provided, further, that no Restricted Payment shall be made when the Funded Leverage Ratio (determined on a pro forma basis both before and after giving effect to such Restricted Payment) is greater than 3.25 to 1.0.

        For the purposes of this §5.15, (a) the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or Fair Market Value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question and (b) on the date which is twelve months after the date on which a corporation becomes a Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time and such Investments will not be taken into account for purposes of this §5.15 prior to such time.

          Section 5.16.    Loans and Investments.    The Company will not, and will not permit any of its Subsidiaries to, make any Investment in any Person including any Affiliate of the Company, except:

            (a)  Ordinary Course Investments;

            (b)  Investments existing as of the date hereof and set forth on Schedule V of the Fourth Amendment, including reinvestments of the same amounts in the same instruments;

            (c)  Investments in, or Guarantees with respect to Indebtedness of, joint ventures which respect to which the Company or its Subsidiaries is a partner not exceeding $2,000,000 in the aggregate at any time;

            (d)  loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving and relocation expenses related to a transfer) incidental to carrying on the business of the Company or any of its Subsidiaries not exceeding $2,000,000 in the aggregate at any time outstanding;

            (e)  loan and advances to officers, directors and employees to exercise stock options of such employees to purchase stock of the Company, if, after giving effect thereto and to the application of the proceeds thereof, such loan does not increase Consolidated Net Worth or Consolidated Net Income (other than an increase due to interest on such loan or advance);

            (f)    advances on commissions in the ordinary course of business to employees or subcontractors of the Company or its Subsidiaries in an aggregate amount not exceeding $5,000,000 at any time outstanding;

            (g)  loans, guarantees, or other extensions of credit to the Company's employee stock ownership plan existing as of the Effective Date of the Fourth Amendment;

            (h)  [Intentionally omitted];

            (i)    notes taken in connection with any asset sales permitted pursuant to §5.17;

            (j)    additional Investments in any fiscal year in an amount equal to Restricted Payments that can be made under §5.15(a) in respect of such fiscal year, but which are not made, provided that after giving effect to such Investments, no Event of Default shall have occurred and be continuing; and

            (k)  additional Investments not exceeding $3,000,000 in the aggregate in any fiscal year, provided that after giving effect to such Investments, no Event of Default shall have occurred and be continuing; provided that the aggregate amount of all Investments (other than (x) Ordinary Course Investments described in clauses (a) and (e) of the definition of "Ordinary Course Investments" and (y) Investments permitted by clauses (b), (c), (d), (e), (f) and (i) above) and cash (in deposit accounts or otherwise, but excluding cash in disbursement accounts to the extent bona fide checks have been issued thereon) of the Company and its Subsidiaries does not exceed $10,000,000 for any four consecutive Business Days.

          Section 5.17.    Mergers, Consolidations and Sales of Assets.    (a) The Company will not, and will not permit any Subsidiary to, (i) consolidate with or be a party to a merger with any other corporation or (ii) sell, lease or otherwise dispose of (including by means of merger or consolidation) all or any substantial part (as defined in paragraph (e) of this §5.17) of the assets of the Company and the Subsidiaries; provided, however, that:

            (1)  any Subsidiary may merge or consolidate (i) with or into the Company or any Wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation or (ii) with any other Person provided that such merger or consolidation does not constitute a sale, lease or other disposition of a substantial part of the assets of the Company and the Subsidiaries;

            (2)  the Company may consolidate or merge with any other corporation if (i) the Company shall be the surviving or continuing corporation, (ii) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (iii) after giving effect to such consolidation or merger the Company would be permitted to incur at least $1.00 of additional Indebtedness under the provisions of §5.11; and

            (3)  any Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any Wholly-Owned Subsidiary.

          (b)  The Company will not permit any Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this §5.17, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Subsidiary to any Person other than the Company or a Wholly-Owned Subsidiary, except for (i) the purpose of qualifying directors, (ii) in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Subsidiary whereby the Company and/or such Subsidiary maintain their same proportionate interest in such Subsidiary or (iii) any such issuance or sale if an amount equal to the net proceeds of which are used to prepay Indebtedness of the Company or any Subsidiary (with a pro rata portion of such proceeds offered to prepay the Notes).

          (c)  The Company will not sell, transfer or otherwise dispose of any shares of stock of any Subsidiary (except to qualify directors) or any Indebtedness of any Subsidiary, and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Subsidiary) any shares of stock or any Indebtedness of any other Subsidiary, unless:

            (1)  simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Subsidiary at the time owned by the Company and by every other Subsidiary shall be sold, transferred or disposed of an entirety;

            (2)  the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the proposed sale, transfer or disposition of said shares of stock and Indebtedness is in the best interests of the Company;

            (3)  said shares of stock and Indebtedness are sold, transferred or otherwise disposed of to a Person on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

            (4)  the Subsidiary being disposed of shall not have any continuing investment in the Company or any other Subsidiary not being simultaneously disposed of; and

            (5)  such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Subsidiaries.

          (d)  Neither the Company nor any Subsidiary will sell, transfer or otherwise dispose of any receivables other than any sale, lease or other disposition of receivables pursuant to the Permitted Accounts Receivable Financing Facility; provided that the net proceeds from any such Permitted Accounts Receivable Financing Facility shall be applied to the prepayment of Indebtedness of the Company or any Subsidiary which for purposes of this §5.17(d) and §5.17(e), shall include a temporary reduction in Indebtedness outstanding under the Bank Credit Agreement.

          (e)  As used in this §5.17, a sale, lease or other disposition of assets shall be deemed to be a "substantial part"of the assets of the Company and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries (other than in the ordinary course of business) during the 12-month period ending with the date of such sale, lease or other disposition, exceeds 15% of Consolidated

  Total Assets, determined as of the end of the immediately preceding fiscal year. For purposes of making any determination of "substantial part", a sale, lease or other disposition of assets shall be excluded from any computation thereof if the Net Proceeds of such sale, lease or other disposition are applied within four Business Days after such sale, lease or other disposition to prepay Senior Indebtedness (including temporary reductions of revolving credit facilities) of the Company or any Subsidiary; provided that except in the case of proceeds from Permitted Accounts Receivable Financing Facilities, any such application of proceeds shall be made pro rata among all Benefited Parties under the Intercreditor Agreement (based on the principal amount of Indebtedness outstanding on the date of such prepayment but assuming for purposes of such calculation that the maximum commitment under the Bank Credit Agreement is outstanding).

          Section 5.18.    Guaranties.    (a) The Company will not, and will not permit any Subsidiary to, become or be liable in respect of any Guaranty except (i) Guaranties by the Company which are limited in amount to a stated maximum dollar exposure or which constitute Guaranties of obligations incurred by any Subsidiary in compliance with the provisions of this Agreement and (ii) Guaranties which constitute Excluded Subsidiary Obligations.

          (b)  The Company will cause any Person which becomes a Subsidiary after December 1, 1999 and which is (i) required by the terms of the Bank Credit Agreement to become a party to, or otherwise Guaranty, Indebtedness outstanding under the Bank Credit Agreement or (ii) is an active Domestic Subsidiary (other than a special purpose bankruptcy remote financing entity in connection with a Permitted Accounts Receivable Financing Facility) to enter into the Guaranty Agreement, and deliver within three Business Days thereafter to each of the holders of the Notes the following items:

            (i)    a Guaranty Supplement in respect of the Guaranty Agreement;

            (ii)  a certificate signed by the President, a Vice President or another authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Exhibit A to the Second Amendment, with respect to such Subsidiary and the Guaranty Agreement, as applicable;

            (iii)      such documents and evidence with respect to such Subsidiary as any holder of the Notes may reasonably request in order to establish the existence and good standing of such Subsidiary;

            (iv)  an opinion of counsel addressed to each of the holders of the Notes satisfactory to the holders of 66 2/3% in aggregate principal amount of the Notes, to the effect that the Guaranty Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Subsidiary enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles;

            (v)  If at any time one or more Subsidiaries which shall have guaranteed the Indebtedness outstanding under the Bank Credit Agreement shall have been released from its obligations under such Guaranty, then upon delivery to the holders of the Notes of evidence of such release (which evidence shall be reasonably satisfactory to holders of 66 2/3% aggregate principal amount of the Notes), such Subsidiary shall be released from its obligations under the Guaranty Agreement.

          Section 5.19.    Repurchase of Notes.    Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such

  Notes shall immediately thereafter be canceled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the repurchase or other acquisition of any Notes by the Company, any Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect hereto, including, without limitation, §6.3, §6.4 and §7.1.

          Section 5.20.    Transactions with Affiliates.    The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except (i) employment, consulting and other compensation arrangements with the current chairman of the board of directors of the Company and (ii) in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

          Section 5.21.    Termination of Pension Plans.    The Company will not and will not permit any ERISA Affiliate to withdraw from any Multiemployer Plan if such withdrawal would result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) which is currently owing which could materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole. The Company and any ERISA Affiliate will not permit any employee benefit plan maintained by it to be terminated if such termination could result in the imposition of a Lien on any property of the Company or any ERISA Affiliate pursuant to Section 4068 of ERISA.

          Section 5.22.    Reports and Rights of Inspection.    The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in sufficient detail to enable the preparation of consolidated and consolidating financial statements in accordance with GAAP consistently applied, and will furnish (or with respect to clause (g) below, will use its best efforts to furnish) to you so long as you are the holder of any Note and to each other Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

            (a)    Quarterly Statements.    As soon as available and in any event within 50 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

              (1)  consolidated and consolidating balance sheets of (i) the Company and the Subsidiaries and (ii) the Company and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

              (2)  consolidated and consolidating statements of income of (i) the Company and the Subsidiaries and (ii) the Company and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

              (3)  consolidated and consolidating statements of cash flows of (i) the Company and the Subsidiaries and (ii) the Company and its Subsidiaries for each quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;

            (b)    Annual Statements.    As soon as available and in any event within 105 days after the close of each fiscal year of the Company, copies of:

              (1)  consolidated and consolidating balance sheets of (i) the Company and its Subsidiaries and (ii) the Company and its Subsidiaries as of the close of such fiscal year, and

              (2)  consolidated and consolidating statements of income and retained earnings and cash flows of (i) the Company and its Subsidiaries and (ii) the Company and its Subsidiaries for such fiscal year, in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied, with respect to the Company and its Subsidiaries, by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of operations and cash flows for said year in conformity with GAAP and that the audit of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards;

            (c)    Audit Reports.    Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Subsidiary and any management letter received from such accountants;

            (d)    SEC and Other Reports.    Promptly upon their becoming sent or filed, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any material proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

            (e)    ERISA Reports.    As soon as practicable and in any event within 60 days after the Company knows that any of the following events has occurred, written notice of (i) a Reportable Event with respect to any Plan; (ii) the Company's receipt of notice from the PBGC stating its intention to terminate any Plan under Section 4042 of ERISA; (iii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan; (iv) the imposition of withdrawal liability by a Multiemployer Plan under Section 4202 of ERISA; (v) a "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained; or (vi) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability (exceeding $1,500,000,) calculated in accordance with FASB 106 and required to be reported under FASB 106;

            (f)    Officer's Certificates.    Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of §5.9 through §5.13, inclusive, and §5.15, §5.16, §5.17, §5.23 and §5.25 at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

            (g)    Accountant's Certificates.    Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

            (h)    Intentionally Omitted;

            (i)    Requested Information.    With reasonable promptness, such other data and information as you or any such Institutional Holder may reasonably request and which may be furnished without unreasonable expense to the Company;

            (j)    Cash Flow Forecasts.    On the second Business Day of each week on or prior to the Collateral Release Date, a 13-week rolling cash flow forecast substantially in the form of Exhibit D to the Fourth Amendment; and

            (k)    Intercreditor Agreement.    (i) Concurrently with the delivery to the Collateral Agent, the Company shall deliver to each Institutional Holder copies of all notices, schedules, certificates and reports delivered to the Collateral Agent pursuant to or in connection with any Security Document or with respect to the Collateral, (ii) not less than 10 Business Days prior to execution thereof, a copy of (x) each proposed amendment to the Collateral Documents, (y) each document or agreement which, if executed and delivered would become an additional Collateral Document, (iii) promptly following execution thereof, one copy of each of the documents referred to in the preceding clause (ii), and (iv) the items specified by such holder pursuant to Section 5 of the Security Agreement.

Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each Institutional Holder of the then outstanding Notes (or such agents or representatives as either you or such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Subsidiaries) all on such reasonable notice and at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse you or any such holder for expenses which you or any such holder may incur in connection with any such visitation or inspection, except that if such visitation or inspection is made during any period when a Default or Event of Default shall have occurred and be continuing, the Company agrees to reimburse you or such holder for all such expenses promptly upon demand.

Section 5.23.    Consolidated Net Worth.    The Company will not at any time permit Consolidated Net Worth to be less than $170,000,000 plus 50% of each fiscal quarter's Consolidated Net Income (with no deduction for losses) commencing on January 1, 1999 plus 75% of any Net Issuance Proceeds after January 1, 1999.

Section 5.24.    No Restrictions on Subsidiaries.    The Company will not, nor will it permit any of its Subsidiaries to, enter into, or commit to enter into, any agreement or understanding that could limit or restrict any of its Subsidiaries making or declaring any dividends, either in cash or property, to the Company, repaying or prepaying any Indebtedness (other than for amounts loaned by the Company to its Subsidiaries on a subordinated basis in connection with Permitted Accounts Receivable Financing Facilities and the minimum net worth required to be maintained by a Subsidiary which is a special purpose entity pursuant to a Permitted Accounts Receivable Financing Facility) owing to the Company, or making any Investment in the Company.

Section 5.25.    Acquisitions.    The Company will not, nor will it suffer or permit any of its Subsidiaries to, make any Acquisition unless, after giving effect to such Acquisition (the "subject Acquisition"), all of the following requirements are satisfied:

            (a)  during the 12-month period ending on the last day of the month prior to the closing of the subject Acquisition, the aggregate consideration paid (including, without limitation, Indebtedness for borrowed money incurred or assumed) for all Acquisitions during such period (including, on a pro forma basis, the subject Acquisition) does not exceed 50% of Consolidated Tangible Net Worth as of the last day of such period (including all Acquisitions during such period including, on a pro forma basis, the subject Acquisition);

            (b)  the total consideration paid (including, without limitation, Indebtedness for borrowed money incurred or assumed, but excluding secured purchase money Indebtedness, including Capitalized Lease Obligations permitted under §5.14(f) for any one Acquisition or series of related Acquisitions does not exceed $75,000,000; provided, however,that the cash consideration and all Indebtedness incurred or assumed in any one Acquisition (excluding secured purchase money Indebtedness, including Capitalized Lease Obligations permitted under §5.14(f) shall not exceed an amount equal to the sum of (i) $25,000,000, (ii) the net cash proceeds received from asset dispositions (other than Permitted Accounts Receivable Financing Facilities) within the prior 12 months (excluding any such proceeds counted towards prior Acquisitions), and (iii) the net cash proceeds received from any equity offering;

            (c)  at the time of any Acquisition and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

            (d)  such Acquisitions are not opposed by the board of directors or management of any Person or business to be acquired.

          Notwithstanding the foregoing, the Company will not, nor will it permit any of its Subsidiaries to, make any Acquisition with the proceeds of any Indebtedness if the Funded Leverage Ratio (determined on a pro forma basis both before and after giving effect to such Acquisition) is greater than 3.25 to 1.0. For purposes hereof, (a) Consolidated EBITDA may be adjusted by the Company in connection with such Acquisition to the extent approved by the Required Holders and (b) the Funded Debt of any Person to be acquired by the Company or any Subsidiary shall be included in the calculation of the Funded Leverage Ratio as if such Person were a Subsidiary as of the date of such Acquisition.

          Section 5.26.    Junior Capital.    If, at any time prior to the date upon which the Company obtains an Investment Grade Rating, the Company shall sell or issue any Junior Capital, 40% of the net cash proceeds from the sale or issuance of such Junior Capital shall be applied by the Company within one Business Day from the date of receipt of such proceeds to the prepayment of Senior Indebtedness of the Company on a pro rata basis based on the unpaid principal amount of Senior Indebtedness outstanding on the date of such prepayment (assuming for purposes of such calculation that the maximum commitment under the Bank Credit Agreement is outstanding). At any time prior to the date upon which the Company obtains an Investment Grade Rating, any prepayment of the Notes with the proceeds from the sale of Junior Capital shall be made pursuant to §2.2, except that no Make-Whole Amount shall be required to be paid in connection with such prepayment.

          Any prepayment of the Notes with the proceeds from the sale of Junior Capital, on or after the date upon which the Company obtains an Investment Grade Rating shall be made in accordance with §2.2, including payment of the applicable Make-Whole Amount.

          Section 5.27.    Leases.    The Company shall, and shall cause each of its Subsidiaries to, (a) pay all obligations with respect to leases of real property by the Company and its Subsidiaries, (b) at the request of Required Holders, provide copies of receipts or similar documents evidencing the current nature of payments under such leases and (c) promptly notify the holders of the Notes of any delinquent payment under any such lease.

          Section 5.28.    Post-Closing Deliveries.    The Company will deliver each of the documents described in Schedule III to the Fourth Amendment on or prior to the date required for delivery of such document in Schedule III.

        Section 3.4.    Amendment to Section 6 (Events of Default).    Section 6 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

          Section 6.1.    Events of Default.    Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

            (a)  Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than three business days; or

            (b)  Default shall occur in the making of any required prepayment on any of the Notes as provided in §2.1; or

            (c)  Default shall occur in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

            (d)  Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 10 business days after the earlier of (i) the day on which a Responsible Officer of the Company first obtains actual knowledge of such default, or (ii) the day on which notice thereof is given to the Company by the holder of any Note; or

            (e)  (i) The Company or any Subsidiary (x) defaults in any payment when due of principal of or interest on any Indebtedness (other than Indebtedness hereunder) or (y) defaults in the observance or performance of any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, Indebtedness having an aggregate principal amount in excess of $5,000,000 to be demanded or become due (automatically or otherwise) prior to its stated maturity, or any Guaranty in such amount to become payable or cash collateral in respect thereof to be demanded; or (ii) the occurrence under any Swap Contract of an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) any Termination Event occurs under any Swap Contract (as defined therein) as to which the Company or any Subsidiary is an Affected Party (as so defined), which, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $5,000,000; or

            (f)    Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

            (g)  Final judgment or judgments for the payment of money aggregating in excess of $1,000,000 is or are outstanding against the Company and/or any Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 10 business days from the date of entry; or

            (h)  A custodian, liquidator, trustee or receiver is appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 30 days after such appointment; or

            (i)    The Company or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Subsidiary or for the major part of the property of either; or

            (j)    Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors,

    are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution; or

            (k)  (i) any Security Document shall cease to be in full force and effect with respect to the Company or any Subsidiary Guarantor (other than as a result of a transaction permitted hereunder); (ii) the Company or any Subsidiary Guarantor shall fail to comply with or to perform any applicable provision of any Security Document to which it is a party and such failure (x) has a material adverse effect on Collateral Agent's rights with respect to any material portion of the Collateral granted thereunder or (y) continues unremedied for 10 days after the earlier of the date on which (1) a Responsible Officer obtains knowledge of such failure or (2) Collateral Agent delivers notice of such failure to the Company; or (iii) the Company or any Subsidiary Guarantor (or any Person by, through or on behalf of the Company or such Subsidiary Guarantor) shall contest in any manner the validity, binding nature or enforceability of any Security Document; or

            (l)    any Event of Default shall occur under (and as defined in) the Bank Credit Agreement, or under the 1999 Note Purchase Agreement; or

            (m)  any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in the Fourth Amendment or in any writing furnished in connection with the transactions contemplated by the Fourth Amendment, including, without limitation, the representations and warranties of the Company and certain of its Subsidiaries set forth in or relating to the Security Documents, proves to have been false or incorrect in any Material respect on the date as of which made.

          Section 6.2.    Notice to Holders.    When any Default or Event of Default described in the foregoing §6.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness of the Company in a principal amount greater than $1,000,000 gives any notice of or takes any other remedial action with respect to, a claimed default, the Company agrees to give notice within three business days of such event to all holders of the Notes then outstanding.

          Section 6.3.    Acceleration of Maturities.    When any Event of Default described in paragraph (a), (b) or (c) of §6.1has happened and is continuing, any holder of any Note may, and when any Event of Default described in paragraphs (d) through (g), inclusive, and paragraphs (k) through (m), inclusive, of said §6.1 has happened and is continuing, the holder or holders of 25% or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (h), (i) or (j) of §6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

          Section 6.4.    Rescission of Acceleration.    The provisions of §6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (g), inclusive, and paragraphs (k) through (m), inclusive, of §6.1, the holders of 66 2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

          (a)  no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

          (b)  all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under §6.3) shall have been duly paid; and

          (c)  each and every other Default and Event of Default shall have been made good, cured or waived pursuant to §7.1;

    and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

        Section 3.5.    Amendment to Section 9.4 (Expenses, Stamp Tax Indemnity).    Section 9.4 of the Note Agreement shall be and is hereby amended to read in its entirety as follows:

          Section 9.4.    Expenses, Stamp Tax Indemnity.    (a) Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys' fees of one special counsel and, if reasonably required, local or other counsel) incurred by the Noteholders and the holders of Notes in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Guaranty Agreement, the Security Documents, the Intercreditor Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Guaranty Agreement, the Guaranty Supplement, the Security Documents, the Intercreditor Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand by any Governmental Authority issued in connection with this Agreement, the Guaranty Agreement, the Guaranty Supplement, the Security Documents, the Intercreditor Agreement or the Notes, or by reason of being a holder of any Note, and (b) the reasonable costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Noteholder and each other holder of a Note harmless from, all claims in respect of any reasonable fees, costs or expenses if any, of brokers and finders (other than those retained by the Noteholders). The Company also agrees that it will pay and save the Noteholders and each holder of Notes harmless against any and all liability with respect to stamp and other similar taxes not related to income, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement, the Guaranty Agreement, the Guaranty Supplement, the Security Documents, the Intercreditor Agreement or the Notes, whether or not any Notes are then outstanding.

          (b)  Without limiting the foregoing, the Company agrees to pay all fees of the Collateral Agent in connection with the preparation, execution and delivery of the Intercreditor Agreement and the Security Documents and the transactions contemplated thereby, including but not limited to reasonable attorneys fees; to pay to the Collateral Agent from time to time reasonable compensation for all services rendered by it under the Intercreditor Agreement and the Security Documents; to indemnify the Collateral Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of the Intercreditor Agreement and Security Documents, including, but not limited to, the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder.

        Section 3.6.    New Definitions.    Section 8.1 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary of the Company, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Company) provided that the Company or the Company's Subsidiary is the surviving entity; provided, however, that "Acquisition" shall not include any of the foregoing transactions between the Company and any Subsidiary that is a Subsidiary Guarantor prior to such transaction or between companies that are Subsidiary Guarantors prior to such transaction; provided, further, that "Acquisition" shall not include Investments.

          "Adjusted Funded Debt" means all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis, other than (a) Indebtedness of the type described in clause (c) of the definition of "Indebtedness", (b) contingent obligations under letters of credit, (c) Ordinary Course Indebtedness, and (d) Indebtedness in respect of banker's acceptances.

          "Adjusted Funded Leverage Ratio" means, as of any date of determination, the ratio of (a) Adjusted Funded Debt on such date to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Company.

          "Affiliate" shall mean any Person (other than a Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "Applicable Interest Rate" means the rate of 8.89% per annum; provided that if the ratio of Consolidated Income Available for Fixed Charges to Fixed Charges for the period of four consecutive fiscal quarters ending on the last day of any fiscal quarter set forth below is less than the minimum ratio set forth opposite such day, then, except as provided in the next succeeding sentence, the Applicable Interest Rate shall be 9.64% per annum at all times thereafter:

Fiscal Quarter Ending	Minimum Ratio
September 30, 2002	1.10 to 1
December 31, 2002	1.50 to 1
March 31, 2003	1.55 to 1
June 30, 2003 and thereafter	1.75 to 1

          The Applicable Interest Rate shall be 8.89% per annum at all times from and after the date on which the Company obtains an Investment Grade Rating. Any increase in the Applicable Interest Rate shall be effective retroactive to the first day of the fiscal quarter in which the Company first falls below the minimum ratio set forth above.

          "Bank Credit Agreement" shall mean the credit agreement between the Company and its bank lenders dated as of December 21, 1999, as amended by the First Amendment to Credit Agreement dated as of March 27, 2002, and as hereafter amended, restated, refinanced, replaced, increased or reduced from time to time and any successor bank credit agreement.

          "Bank Lenders" shall mean the financial institutions that are party to the Bank Credit Agreement.

          "Benefited Parties" shall have the meaning set forth in the Intercreditor Agreement.

          "Capital Expenditures" means any expenditure that is considered a capital expenditure under GAAP, including any amount which is required to be treated as an asset subject to a Capital Lease.

          "Capitalized Lease" shall mean any lease the obligation for Lease Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

          "Capitalized Lease Obligation" means any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Collateral" means all Property from time to time subject to the Liens granted to the Collateral Agent by the Security Documents.

          "Collateral Agent" means Bank of America, N.A., as collateral agent under the Security Documents and the Intercreditor Agreement, and its successors and assigns in such capacity acting for the ratable benefit of the Benefited Parties.

          "Collateral Release Date" means the first date on which (a) the Company has delivered financial statements pursuant to Section 7.1(a) and (b) and a related certificate of compliance demonstrating that the Funded Leverage Ratio as of the end of a fiscal quarter was less than 3.25 to 1, (b) no Default or Event of Default exists and (c) the Company has obtained an Investment Grade Rating.

          "Company" shall mean K2 Inc., a Delaware corporation, and any Person who succeeds to all, or substantially all, of the assets and business of K2 Inc.

          "Computer Hardware and Software" means (i) all computer and other electronic data processing hardware, whether now or hereafter owned, licensed or leased by the Company or any Subsidiary, including, without limitation, all integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware; (ii) all software programs, whether now or hereafter owned, licensed or leased by the Company or any Subsidiary, designed for use on the computers and electronic data processing hardware described in clause (i) above, including, without limitation, all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) all firmware associated with the foregoing, whether now or hereafter owned, licensed or leased by the Company or any Subsidiary; and (iv) all documentation for the hardware, software and firmware described in the preceding clauses (i), (ii) and (iii) above, whether now or hereafter owned, licensed or leased by such Company, including, without limitation, flow charts, logic diagrams manuals, specifications, training materials, charts and pseudo codes.

          "Consolidated EBITDA" means, for the period of the four fiscal quarters ending on any date of determination (the "measurement period"), for the Company and its Subsidiaries on a consolidated basis, an amount equal to (i) the sum of (a) Consolidated Net Income for such measurement period, (b) Consolidated Interest Expense for such measurement period, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income for such measurement period, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income for such measurement period and (e) non-cash nonrecurring charges and expenses included in the determination of Consolidated Net Income for such measurement period to the extent relating to items originally purchased in periods prior to the measurement period; provided, however, that charges and expenses related to inventory excluded from the determination of Consolidated EBITDA by this clause (e) shall not exceed $5,000,000 in any measurement period, less (ii) noncash nonrecurring gains included in the determination of Consolidated Net Income for such measurement period to the extent relating to items originally purchased in periods prior to the measurement period; provided, further, that, with respect to the Acquisition of a Subsidiary within such measurement period which would have added at least $3,000,000 to Consolidated EBITDA had it been included in the calculation thereof for such measurement period, the Company may also include items (i) and (ii) above for such Subsidiary for such measurement period in Consolidated EBITDA if the Company has provided to all holders of Notes (x) the most recent year-end audited financial statements for that Subsidiary (which audited statements must be as of a date occurring within five fiscal quarters prior to the date of such Acquisition (even if such date is prior to the measurement period and, therefore, such audited statements are not actually used in computing Consolidated EBITDA for such measurement period)) and (y) Company-prepared financial statements for that Subsidiary for any portion of such measurement period to be included; provided, further, that the items in the foregoing proviso may only be included if the items set forth in the proviso to Consolidated Interest Expense relating to such Subsidiary are also included when determining any covenant hereunder; provided, further, that Consolidated EBITDA shall not be reduced by any portion of the $18,000,000 charge taken by the Company in the third fiscal quarter of 2001.

          "Consolidated Income Available for Fixed Charges" means for any period the sum of (i) Consolidated Net Income, (ii) income tax expense, determined in accordance with GAAP, (iii) non-cash, non-recurring charges deducted from Consolidated Net Income during such period, and (iv) Fixed Charges; provided that Consolidated Income shall not be reduced by any portion of the $18,000,000 charge taken by the Company in the third fiscal quarter of 2001.

          "Consolidated Indebtedness" means, as of any date of determination, the total of all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

          "Consolidated Interest Expense" means, for the period of the four fiscal quarters ending on any date of determination (the "measurement period"), the sum, without duplication, of (a) total interest expense (including that portion attributable to Capitalized Leases in conformity with GAAP) of the Company and its Subsidiaries for such measurement period on a consolidated basis and (b) fees, commissions and interest related to Permitted Accounts Receivable Financing Facilities for such measurement period; provided, however, that, with respect to the Acquisition of a Subsidiary within such measurement period which would have added at least $3,000,000 to

  Consolidated EBITDA had it been included in the calculation thereof for such measurement period, the Company may also include items (a) and (b) above for such Subsidiary for such measurement period in Consolidated Interest Expense if the Company has provided to Administrative Agent (who shall promptly deliver the same to all Lenders) (i) the most recent year-end audited financial statements for that Subsidiary (which audited statements must be as of a date occurring within five fiscal quarters prior to the date of such Acquisition (even if such date is prior to the measurement period and, therefore, such audited statements are not actually used in computing Consolidated Interest Expense for such measurement period)) and (ii) company-prepared financial statements for that Subsidiary for any portion of such measurement period to be included.

          "Consolidated Net Income" for any period shall mean the net income of the Company and its Subsidiaries for such period, determined in accordance with GAAP, but excluding in any event:

            (a)  any extraordinary gains or losses as defined in APBO Nos. 11, 16 and 30 and FASB Statement No. 4;

            (b)  net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

            (c)  net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

            (d)  net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

            (e)  net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received or are receivable by the Company or such Subsidiary in the form of cash distributions;

            (f)    any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary except to the extent applied to the repayment of Indebtedness of such Subsidiary to the Company or any other Subsidiary;

            (g)  earnings or amortization resulting from any reappraisal, revaluation or write-up of assets (other than pursuant to any purchase account adjustments made to the book value of assets of an acquired Person in connection with an Acquisition);

            (h)  any deferred or other credit or amortization thereof representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and

            (i)    any gain arising from the acquisition of any Securities of the Company or any Subsidiary.

          "Consolidated Net Worth" shall mean as of the date of any determination thereof the total assets of the Company and its Subsidiaries less the total liabilities of the Company and its Subsidiaries determined in accordance with GAAP.

          "Consolidated Tangible Net Worth" means at any date Consolidated Net Worth less the intangible assets of the Company and its Subsidiaries on a consolidated basis, all determined as of such date. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such Consolidated Net Worth) of all unamortized debt discount and expense, unamortized deferred charges (other than deferred employee benefit liabilities), goodwill, patents, trademarks, service marks, trade names, copyrights, organization or development expenses and other intangible items.

          "Current Debt" of any Person shall mean as of the date of any determination thereof (i) all Indebtedness of such Person for borrowed money other than Indebtedness of such Person and (ii) Guaranties by such Person of Current Debt of others.

          "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

          "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

          "ESOP" shall mean the Employee Stock Ownership Plan of the Company.

          "Event of Default" shall have the meaning set forth in §6.1.

          "Excluded Assets" shall have the meaning set forth in the Security Agreement as in effect on the date of this Agreement.

          "Excluded Subsidiary Guaranties" shall mean the Guaranty Agreement and any other Guaranty of Indebtedness of the Company by a Subsidiary Guarantor which shall be a party to the Guaranty Agreement; provided that each creditor which is a beneficiary of an Excluded Subsidiary Guaranty shall have become a party to the Intercreditor Agreement.

          "Fair Market Value" means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under any compulsion to buy or sell).

          "FASB 106" shall mean Statement No. 106 of the Financial Accounting Standards Board.

          "Fixed Charges" means, with respect to any period, the sum of (i) Interest Expense and (ii) Lease Rentals for such period.

          "Foreign Receivable Financing Facilities" means one or more facilities involving the sale or discount of undivided ownership interests in foreign accounts receivable and related property of the Company and one or more of its Foreign Subsidiaries.

          "Foreign Subsidiaries" means those Subsidiaries of the Company which are not Domestic Subsidiaries.

          "Fourth Amendment" shall mean that certain Fourth Amendment to Note Agreements dated as of March 27, 2002 among the Company and the Purchasers named therein.

          "Funded Debt" means all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis, other than (a) Indebtedness of the type described in clause (c) of the definition of "Indebtedness" and (b) contingent obligations under letters of credit.

          "Funded Leverage Ratio" means, as of any date of determination, the ratio of (a) Funded Debt on such date to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Company.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any of this Agreement and the Notes, the Guaranty Agreement, the Intercreditor Agreement, the Security Documents or any other instrument or document in connection therewith, and either the Company or the Required Holders shall so request, the Noteholders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of reflect such change in GAAP (subject to the approval of the Required Holders), provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Company shall provide to the Noteholders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

          "Guaranty" by any Person shall mean any obligation (other than an endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

          "Guaranty Agreement" shall mean that certain Guaranty Agreement dated as of December 1, 1999 as amended and supplemented from time to time.

          "Guaranty Obligations" means, as to any Person, any (a) guaranty by that Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by that Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

          "Guaranty Supplement" means a Guaranty Supplement in substantially the form attached as Exhibit A to the Guaranty Agreement.

          "Indebtedness" means, as to any Person at a particular time, all of the following, without duplication:

            (a)  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

            (b)  any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments;

            (c)  net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in Swap Contracts of the same type;

            (d)  all obligations of such Person to pay the deferred purchase price of property or services (excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 60 days or which are subject to a bona fide dispute) and all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, including, without limitation, any Permitted Accounts Receivable Financing Facility;

            (e)  all Capitalized Lease Obligations and Synthetic Lease Obligations of such Person; and

            (f)    all Guarantees of such Person in respect of any of the foregoing.

          For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Required Holders.

          "Institutional Holder" shall mean any insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution.

          "Intercreditor Agreement" is defined in §1.4.

          "Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Expense during such period.

          "Interest Expense" means, with respect to any period, the sum (without duplication) of the following: (i) all interest expense in respect of Indebtedness of the Company and its Subsidiaries (including imputed interest on Capitalized Leases) deducted in determining Consolidated Net Income for such period, (ii) all Indebtedness discount and expense amortized in such period and (iii) fees, commissions and interest expense related to Permitted Accounts Receivable Financing Facilities for such period.

          "Investment Grade Rating" means a rating by at least one Nationally Recognized Rating Agency of (a) in the case of Moody's, "Baa3" or better, (b) in the case of S&P, "BBB-" or better, or (c) in the case of Fitch, "BBB-" or better for the long term senior, unsecured, non-credit enhanced debt of the Company.

          "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not include Acquisitions. In valuing any Investment for purposes of this Agreement, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

          "Junior Capital" means (i) common stock of the Company, (ii) preferred stock of the Company which is not subject to mandatory redemption or repurchase or otherwise required to be redeemed on or prior to March 1, 2010, and (iii) Subordinated Indebtedness.

          "Lease Rentals" means, with respect to any period, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or its Subsidiaries as lessee under all leases of real or personal property (other than Capitalized Leases), excluding any amounts required to be paid by the lessee (whether or not designated as rental) which are (i) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (ii) which are based on profits, revenues or sales realized by the lessee from all leased property or otherwise based on the performance of the lessee.

          "Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Indebtedness of the Company and its Subsidiaries (other than Indebtedness of the type described in clause (c) of the definition of "Indebtedness") to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Company.

          "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

          "Make-Whole Amount" shall mean in connection with any prepayment of the Notes the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid (taking into account the application of such prepayment required by §2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Notes being prepaid. If the Reinvestment Rate is equal to or higher than the Applicable Interest Rate, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

            "Reinvestment Rate" shall mean .50%, plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by §2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the published maturity next longer than the Weighted Average Life to Maturity and for the published maturity next shorter than the Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

            "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66 2/3% in aggregate principal amount of the outstanding Notes.

            "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar- Years" of such principal shall mean the amount obtained by (i) multiplying (x) the remainder of (1) the amount of principal that would have become due on each scheduled payment date if such prepayment had not been made, less (2) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment and the application thereof in accordance with the provisions of §2.1, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (ii) totaling the products obtained in (i).

          "Membership Pledge Agreement" means the membership pledge agreement dated as of March 27, 2002 among the Company, various Subsidiary Guarantors and Collateral Agent.

          "Mortgage" means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Collateral Agent a Lien on real property owned or leased by the Company or any Subsidiary Guarantor.

          "Multiemployer Plan" shall have the same meaning as in ERISA.

          "Nationally Recognized Rating Agency" means Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Rating Group, a division of McGraw Hill, Inc. ("S&P") or Fitch/IBCA Duff & Phelps Ltd. ("Fitch").

          "Net Issuance Proceeds" means, in respect of any issuance of equity, the cash proceeds and non-cash proceeds received or receivable in connection therewith, net of reasonable costs and expenses and underwriting discounts and commissions paid or incurred in connection therewith in favor of any Person not an Affiliate of the Company.

          "Net Proceeds" means, with respect to any sale, lease or other disposition of any property by an Person, an amount equal to the difference of

            (a)  the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such sale, lease or other disposition but net of applicable taxes) received by such Person in respect of such disposition, minus

            (b)  all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such disposition.

          "1999 Note Purchase Agreement" shall mean that certain Note Purchase Agreement dated as of December 1, 1999 between the Company and the institutional investors named therein, as heretofore amended and as hereafter amended from time to time.

          "Ordinary Course Indebtedness" means:

            (a)  intercompany Guaranty Obligations of the Company or any of its Subsidiaries guarantying Indebtedness otherwise permitted hereunder of the Company or any Wholly-Owned Subsidiary of the Company;

            (b)  Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds so long as such Indebtedness is paid within three Business Days after the incurrence thereof;

            (c)  Indebtedness of a Subsidiary to the Company or to a Wholly-Owned Subsidiary;

            (d)  Indebtedness of the Company to a Subsidiary Guarantor; and

            (e)  Indebtedness in connection with letters of credit issued in the ordinary course of business.

          "Ordinary Course Investments" means Investments of the Company and its Subsidiaries, consisting of:

            (a)  Investments in and to Subsidiaries and the Company and in any Person that is a Subsidiary after giving effect to such Investment;

            (b)  Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or its Subsidiaries, is accorded the highest rating by a Nationally Recognized Rating Agency;

            (c)  Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in 12 months or less from the date of acquisition thereof;

            (d)  Investments in certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United

    States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or its Subsidiaries, rated A or better by S&P or A or better by Moody's;

            (e)  receivables, including negotiable instruments and letters of credit in respect of which the Company or its Subsidiaries is the beneficiary, arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries;

            (f)    Investments in repurchase agreements or bankers acceptances, having terms of less than 30 days, with a United States bank or trust company meeting the requirements of paragraph (d) hereof, which Investments mature within one year and which are fully secured by obligations of the type described in paragraphs (c) and (d) hereof; and

            (g)  Investments in offshore certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company having capital, surplus and undivided profits aggregating at least $1,000,000,000 and whose long term offshore certificates of deposit are at the time of acquisition thereof by the Company or its Subsidiaries, accorded a rating of A or better by S&P or Moody's.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Permitted Accounts Receivable Financing Facilities" means one or more facilities involving the sale or discount of undivided ownership interests in accounts receivable and related property of the Company and one or more of its Subsidiaries; provided that the aggregate investment or claim held by purchasers of such assets does not exceed $75,000,000 in the case of receivables owned by Domestic Subsidiaries, and in the case of Foreign Receivable Financing Facilities the aggregate outstanding principal amount of Indebtedness for borrowed money of Foreign Subsidiaries plus the aggregate investment or claim held by purchasers of receivables in Foreign Receivable Financing Facilities shall not exceed 15% of Consolidated Net Worth at any time.

          "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

          "Plan" shall mean a "pension plan," as such term is defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, established, maintained or contributed to by the Company or any ERISA Affiliate except shall not include a Multiemployer Plan.

          "Pledge Agreement" means the pledge agreement dated as of March 27, 2002 among the Company, various Subsidiary Guarantors and Collateral Agent.

          "Purchasers" shall have the meaning set forth in §1.1.

          "Reportable Event" shall have, with respect to any Plan, the same meaning as in Section 4043 of ERISA except shall not include reportable events with respect to which the 30-day notice requirement has been waived by the PBGC (provided that the loss of qualification of a Plan and the failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver of the notice requirement by the PBGC).

          "Required Holders" means, at any time, the holders of at least 66 2/3% in principal amount of the Notes at the time outstanding; provided that in the case of any release of all or substantially all of the Collateral (other than on account of the occurrence of the Collateral Release Date), "Required Holders" shall mean the holders of 100% in principal amount of the Notes then outstanding (exclusive in each case of Notes then owned by the Company or any of its Affiliates).

          "Responsible Officer" shall mean the President, any Vice President, or Treasurer of the Company or any other officer of the Company who in the normal performance of his or her duties would have knowledge of this Agreement and the provisions hereof.

          "Restricted Payments" means:

            (a)  the declaration or payment of any dividend by the Company, either in cash or property, on any shares of the capital stock of any class of the Company (except dividends or other distributions payable solely in shares of capital stock of the Company);

            (b)  the purchase, redemption or retirement by the Company of any shares of the capital stock of any class of the Company or any warrants, rights or options to purchase or acquire any shares of its capital stock, whether directly or indirectly, or through any Subsidiary; and

            (c)  any other payment or distribution by the Company in respect of its capital stock, either directly or indirectly or through any Subsidiary.

          "Second Amendment" shall mean that certain Second Amendment dated as of December 1, 1999 among the Company and the Purchasers named therein.

          "Securitization Hardware and Software" means the Computer Hardware and Software used to service and/or monitor the accounts and payments intangibles of the Company and its Subsidiaries; the Computer Hardware and Software and other computer materials otherwise relating to the Excluded Assets; and the printouts and other computer materials, technical knowledge or processes, data bases, customer lists, credit files, correspondence and advertising materials or any property of a similar nature relating to the Excluded Assets.

          "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

          "Security Agreement" means the security agreement dated as of March 27, 2002 among the Company, the Subsidiary Guarantors and Collateral Agent.

          "Security Documents" means the Security Agreement, the Membership Pledge Agreement, the Mortgages, the Pledge Agreement and all other documents pursuant to which the Company or any Subsidiary grants Collateral to Collateral Agent.

          "Senior Indebtedness" means, as of any date of determination thereof, all Consolidated Indebtedness, other than Subordinated Indebtedness.

          "Subordinated Indebtedness" is defined in Section 5.11.

          The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

          "Subsidiary Guarantor" shall mean each Subsidiary of the Company which shall be a party to the Guaranty Agreement.

          "Swap Contract" means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, foreign exchange contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

          "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank Lender).

          "Synthetic Lease Obligation" means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

          "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

          "Wholly-Owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Indebtedness shall be owned by the Company and/or one or more of its Wholly-Owned Subsidiaries.

Section 4.    Representations and Warranties.

        The Company represents and warrants that as of the date hereof and as of the date of execution and delivery hereof and after giving effect hereto (and to the amendment of the Bank Credit Agreement, the 1999 Note Purchase Agreement and the Permitted Accounts Receivable Financing Facility referred to in Schedule II hereto):

          (a)  No Default or Event of Default exists under the Note Agreement.

          (b)  In connection with the solicitation of an amendment to the Bank Credit Agreement, the 1999 Note Purchase Agreement and the Permitted Accounts Receivable Financing Facility or in connection with any other agreement pursuant to which Indebtedness of the Company is outstanding and relating to the subject matter of this Agreement, or any other amendment or modification required under any such agreement, the Company has paid no fees or other consideration (other than routine fees of counsel for such lenders and except as disclosed to the Noteholders and their special counsel, Chapman and Cutler) in connection with the review and/or execution and delivery of any such amendment or modification.

          (c)  The execution and delivery of the Agreement and each of the Security Documents to which it is a party by the Company and the compliance by the Company with all of the provisions of the Note Agreement, as amended hereby, and each of the Security Documents to which it is a party:

            (i)    is within the corporate powers of the Company; and

            (ii)  will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company (other than such Liens, security interests and encumbrances contemplated and otherwise created by virtue of the Security Documents).

          (d)  The execution and delivery of this Agreement and each of the Security Documents have been duly authorized by all proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise); and this Agreement and each of the Security Documents have been executed and delivered by the Company, and the Note Agreement and the Notes, as amended by this Agreement, and the Security Documents constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

          (e)  The execution and delivery of the Amendment to Guaranty Agreement dated of even date herewith (the "Amendment to Guaranty") in substantially the form set forth in Exhibit C hereto or a Guaranty Supplement, as the case may be, and each of the Security Documents by the Subsidiary Guarantors and the compliance by each Subsidiary Guarantor with the provisions of the Security Documents to which such Subsidiary Guarantor is a party:

            (i)    is within the corporate powers of each such Subsidiary Guarantor; and

            (ii)  will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of such Subsidiary Guarantor or any indenture or other agreement or instrument to which such Subsidiary Guarantor is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company (other than such Liens, security interests and encumbrances contemplated and otherwise created by virtue of the Security Documents).

          (f)    The execution and delivery of the Amendment to Guaranty or the Guaranty Supplement, as the case may be, and each of the Security Documents to which each Subsidiary Guarantor is a party have been duly authorized by all proper corporate action on the part of each Subsidiary Guarantor (no action by the stockholders of such Subsidiary Guarantor being required by law, by the Articles of Incorporation or By-laws of such Subsidiary Guarantor or otherwise); and the Amendment to Guaranty or the Guaranty Supplement, as the case may be, and each of the Security Documents to which each Subsidiary Guarantor is a party have been executed and delivered by such Subsidiary Guarantor and constitute the legal, valid and binding obligations, contracts and agreements of each such Subsidiary Guarantor enforceable in accordance with their respective terms.

          (g)  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or any Subsidiary Guarantor of this Agreement or any Security Document to which the Company or any Subsidiary Guarantor is a party.

          (h)  There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (i)    Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (j)    Schedule IV hereto sets forth a complete and correct list of all outstanding Indebtedness (including Guaranties) of the Company and its Subsidiaries as of March 5, 2002, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

          (k)  Except as set forth in the Security Documents, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 5.15 of the Note Agreements. Schedule VI hereto sets forth a complete and correct list of all Liens on Property of the Company and its Subsidiaries which secure Indebtedness.

          (l)    Schedule V hereto contains (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, and all other Investments of the Company and its Subsidiaries and (ii) of the Company's Affiliates known to the Company, other than Subsidiaries.

Section 5.    Conditions Precedent to Effectiveness of Agreement.

        This Agreement shall become effective as of the date hereof upon the satisfaction of each of the following, unless waived by the Required Holders, in their sole discretion:

          (a)  The Required Holders on the date hereof shall have delivered an executed counterpart of this Agreement;

          (b)  No Event of Default shall have occurred and be continuing;

          (c)  The Company shall have delivered to the Noteholders in form and substance satisfactory to such Noteholders and their special counsel, Chapman and Cutler, the items listed or described in Schedule II hereto;

          (d)  The Company shall have paid the fees, costs, expenses and disbursements of Chapman and Cutler, special counsel to the Noteholders, incurred in connection with the consummation of the transactions contemplated by this Agreement and the Security Documents; and

          (e)  The Company shall have paid a fee to each Noteholder in an amount equal to 11.25 basis points of the unpaid principal amount of the Notes.

Section 6.    Waiver.

        Section 6.1.    Waiver of Compliance with Section 5.6.    The Noteholders hereby waive compliance by the Company with Section 5.6 of the Existing Note Agreement for the fiscal quarter ended on December 31, 2001 on account of the Company's inability to maintain the minimum ratio of Consolidated Current Assets to Consolidated Current Liabilities (as each such term is defined in the Existing Note Agreement) as of such date.

        Section 6.2.    Waiver of Compliance with Section 5.7.    The Noteholders hereby waive compliance by the Company with Section 5.7 of the Existing Note Agreement for the fiscal quarters ended on September 30, 2001 and December 31, 2001 on account of Current Debt (as defined in the Existing Note Agreement) of the Company and the Restricted Subsidiaries being in excess of 80% of Consolidated Accounts Receivable (as defined in the Existing Note Agreement) as of each such date.

        Section 6.3.    Waiver of Compliance with Section 5.8.    The Noteholders hereby waive compliance by the Company with Section 5.8 of the Existing Note Agreement for the fiscal quarters ended on September 30, 2001 and December 31, 2001 on account of the Company's inability to maintain the minimum ratio of Cash Flow Available for Fixed Charges to Fixed Charges (as each such term is defined in the Existing Note Agreement) as of each such date.

Section 7.    Miscellaneous.

        Section 7.1.    Effect of Agreement and Reaffirmation.    Except as expressly amended by this Agreement, the Company acknowledges and agrees that the Note Agreements, the Notes and all other documents and agreements executed by the Company in connection with the Note Agreements in favor of the Noteholders shall remain unchanged and are hereby ratified and confirmed and shall remain in full force and effect. The Company further acknowledges and agrees that it has no defenses to its obligations under the Note Agreements and the Notes, as amended hereby, and that the Company has no claim against the Noteholders arising from or in connection with the Note Agreements and the Notes, as amended hereby.

        Section 7.2.    Release of Claims.    In further consideration of the Noteholders' execution of this Agreement, the Company hereby releases each Noteholder and its respective affiliates, officers, employees, directors, trustees, agents and attorneys (collectively, the "Releasees") from any and all claims, demands, liabilities, responsibilities, disputes, causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent that the Company may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take prior to the date hereof with respect to the Notes, the Note Agreement, any Collateral, the Guaranty Agreement, and any Security Documents and any third parties liable in whole or in part for the obligations under the Notes and the Note Agreement. For purposes of the release contained in this paragraph, the term "Company" shall mean and include such party's successors and assigns, including, without limitation, any trustees acting on behalf of such party and any debtor-in-possession in respect of such party.

        Section 7.3.    Successors and Assigns.    This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Noteholders and to the benefit of the Noteholders' successors and assigns.

        Section 7.4.    Expenses.    The Company hereby agrees to pay all out-of-pocket expenses incurred by the Noteholders in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the reasonable fees, expenses and disbursements of Chapman and Cutler.

        Section 7.5.    Counterparts.    This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

        Section 7.6.    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to choice of law principles that would result in the application of the laws of any other jurisdiction.

        Section 7.7.    Approval of Amendment to Guaranty Agreement.    Each Noteholder hereby consents to the terms of the Amendment to Guaranty dated of even date herewith and attached hereto as Exhibit C in respect of the Subsidiary Guaranty.

        Section 7.8.    GE Securitization.    The Noteholders hereby consent to (i) the execution, delivery and performance by the Company, Stearns Inc. ("Stearns"), Shakespeare Company, LLC ("Shakespeare"), K-2 Corporation ("K-2 Corp."), K2 Receivables Corporation ("K2 SPV") and K2 Finance Company, LLC ("K2 LLC") of the GECC Securitization Transactions. Notwithstanding anything to the contrary in this Agreement or the Note Agreement, as amended hereby, the Notes, the Subsidiary Guaranties, the Security Documents and the Intercreditor Agreement (collectively the "Transaction Documents"), the GECC Securitization Transactions and the execution and delivery of, and performance under, the GECC Securitization Documents by the Company and it subsidiaries party thereto shall not be deemed to violate or contravene any provision of the Transaction Documents.

        "GECC Securitization Documents" shall mean (i) that certain Receivables Sale and Contribution Agreement, dated as of March 28, 2002, among the Company as parent guarantor, Stearns, Shakespeare and K-2 Corp. as originators and K2 LLC as buyer (the "Sale and Contribution Agreement"), (ii) the Receivables Purchase and Servicing Agreement, dated as of March 28, 2002, among K2 LLC as seller, Company as master servicer, Stearns, Shakespeare and K-2 Corp. as servicers, K2 SPV, Redwood Receivables Corporation as the conduit purchaser (the "Conduit Purchaser"), General Electric Capital Corporation as committed purchaser (the "Committed Purchaser") and as administrative agent (the "Agent") for the Committed Purchaser and the Conduit Purchaser (the "Receivables Purchase Agreement"), and (iii) each Originator Performance Guaranty dated as of March 28, 2002, from the Company, Stearns, Shakespeare and K-2 Corp. in each case in the form delivered to the Noteholders on March 28, 2002.

        "GECC Securitization Transactions" shall mean the transactions under the GECC Securitization Documents.

        In Witness Whereof, the Company has executed this Fourth Amendment to Note Agreements as of the day and year first above written.

K2 Inc.
By:
Its:

        This Fourth Amendment to Note Agreements is accepted and agreed to as of the day and year first above written.

C.M. Life Insurance Company

By:	David L. Babson & Company Inc., as Investment Sub-Advisor
By:
Its:

        This Fourth Amendment to Note Agreements is accepted and agreed to as of the day and year first above written.

Principal Life Insurance Company

By:	Principal Capital Management, LLC, a Delaware limited liability company, its authorized signatory

By:
Its:

By:
Its:

        This Fourth Amendment to Note Agreements is accepted and agreed to as of the day and year first above written.

Life Investors Insurance Company of America
By:
Its:

        This Fourth Amendment to Note Agreements is accepted and agreed to as of the day and year first above written.

Monumental Life Insurance Company
By:
Its:

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, Massachusetts 01111-0001

Principal Life Insurance Company
c/o Principal Capital Management, LLC
801 Grand Avenue
Des Moines, Iowa 50392-0800

Life Investors Insurance Company of America
c/o Aegon USA Investment Management, Inc.
1111 North Charles Street
Baltimore, Maryland 21201

Monumental Life Insurance Company
c/o Aegon USA Investment Management, Inc.
1111 North Charles Street
Baltimore, Maryland 21201

Schedule I
(to Fourth Amendment to Note Agreements)

CLOSING CONDITIONS

        1.    Amendment to Guaranty.    Each Subsidiary Guarantor shall have executed and delivered the Amendment to Guaranty.

        2.    Secretary Certificate of Company.    The Company shall have delivered to the Noteholders a certificate of an authorized officer, dated as of the Effective Date, with respect to its Articles of Incorporation and By-laws, certifying as to resolutions authorizing the execution and delivery of this Agreement and the Notes and the Security Documents, and the incumbency and signature of officers.

        3.    Officer's Certificate of Company.    The Company shall have delivered to the Noteholders a certificate of an authorized officer, dated as of the Effective Date, to the effect that the representations and warranties set forth in Section 4 of this Agreement and in the Security Documents are true and correct.

        4.    Subsidiary Secretary's Certificate.    Each Subsidiary which is a party to a Security Document or a Guaranty Supplement shall have delivered to the Noteholders a certificate of an authorized officer, dated as of the Effective Date, with respect to its Articles of Incorporation and By-laws, certifying as to resolutions authorizing the execution and delivery of the Security Documents or Guaranty Supplement to which such Subsidiary is a party, and the incumbency and signature of officers.

        5.    Subsidiary Officer's Certificate.    Each Subsidiary which is a party to the Security Documents shall have delivered to the Noteholders a certificate of an authorized officer, dated as of the Effective Date, certifying that the representations and warranties of such Subsidiary set forth in Section 4 of this Agreement in the Security Documents or Guaranty Supplement are true and correct.

        6.    Performance by the Company and each Subsidiary.    The Company and each Subsidiary which is a party to the Security Documents shall have performed and complied with all agreements and conditions contained in the Security Documents to which it is a party, required to be performed and complied with by it prior to or as of the Effective Date.

        7.    Security Documents.    The Security Documents shall be in form and substance satisfactory to the Noteholders and the Noteholders' special counsel, shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect, and the Noteholders shall have received true, correct and complete copies of each thereof.

        8.    Insurance.    Certificates of insurance evidencing the insurance policies and endorsements required to be delivered pursuant to the Security Documents shall have been delivered to the Collateral Agent and the Noteholders and their special counsel.

        9.    Bank Credit Agreement.    The Company shall have entered into an Amendment to the Bank Credit Agreement with the Bank Lenders which amendment shall be reasonably satisfactory to the Noteholders.

Schedule II
(to Fourth Amendment to Note Agreements)

        10.    1999 Note Purchase Agreement.    The Company shall have entered into an amendment to the 1999 Note Purchase Agreement.

        11.    Securitization Facility.    The Company shall have furnished you with a true and correct copy of the Receivables Purchase and Servicing Agreement dated as of March 28, 2002 among the Company, certain Subsidiaries and General Electric Capital Corporation, and all related Exhibits thereto and the Receivables Sale and Contribution Agreement dated as of March 28, 2002 among the Company and certain of its Subsidiaries and all related Exhibits thereto which shall be reasonably satisfactory to the Noteholders.

        12.    Intercreditor Agreement.    The Noteholders shall have entered into the Intercreditor Agreement with the Bank Lenders, the holders of the Notes under the 99 Note Agreement and the Collateral Agent.

        13.    Guaranty Supplement.    Shakespeare Conductive Fibers, LLC shall have delivered a Guaranty Supplement.

        14.    Notes.    The Company shall have delivered the amended and restated Notes, executed by a duly authorized officer of the Company.

        15.    Legal Opinion.    Gibson, Dunn & Crutcher LLP, counsel for the Company, shall have delivered an opinion in form and substance reasonably satisfactory to the Noteholders and their special counsel and otherwise in substantially the form of legal opinion delivered in connection with the amendment to the 99 Note Purchase Agreement but with respect to the Note Agreements, as amended, the Notes delivered on the Effective Date, the Guaranty Supplement and the Security Documents.

        16.    Title Insurance.    The Collateral Agent shall have received a loan title insurance policy issued by a title insurance company reasonably acceptable to the Noteholders and their special counsel (or, in the alternative, a commitment to issue a loan title insurance policy issued by a title insurance company reasonably acceptable to the Noteholders and their special counsel and marked and initialed by an authorized agent of such title insurance company to show changes to be made in connection with the actual issuance of such title insurance policy) in respect of each mortgage and deed of trust executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the "Title Insurance Policies"), in form and substance satisfactory to the Noteholders and their special counsel, and all premiums in respect of the Title Insurance Policies shall have been paid in full.

        17.    Letter re Consultants.    The Company shall have delivered to you a letter regarding the retention of a financial advisor and consultant and related matters in form and substance satisfactory to you.

POST CLOSING REQUIREMENTS

        1.    Pledge Agreements pledging 65% of the outstanding stock of the following Foreign Subsidiaries by the applicable dates set forth below:

Foreign Subsidiary (Domicile)	Pledgor(s)	Delivery Date
Shakespeare (Hong Kong) Ltd. (Hong Kong)	Shakespeare Company LLC	June 30, 2002
Shakespeare International Ltd. (U.K.)	K2 Inc.
	Shakespeare Company LLC	April 12, 2002
K2 Ski Sport und Mode GmbH (Germany)	Shakespeare Company LLC	April 5, 2002
K2 Japan Corporation (Japan)	K-2 Corporation	June 30, 2002
Madshus A.S. (Norway)	K-2 Corporation	June 30, 2002
K2 Corporation of Canada (Canada)	Ride, Inc.	April 12, 2002

        2.    Each mortgage, deed of trust and financing statement required to be filed, registered or recorded in connection with the transactions contemplated by the Security Documents shall have been properly filed, registered or recorded in each office required in order to create in favor of the Collateral Agent, for the equal and ratable benefit of the Noteholders and the Bank Lenders, a valid perfected first priority Lien on the Collateral subject only to the Liens permitted by Section 5.9 of the Existing Note Agreement not more than 10 days following the Effective Date. In addition, the Collateral Agent and the Noteholders shall have received, to the extent available, acknowledgment copies of all of such filings, registrations and recordations stamped by the appropriate filing, registration or recordation officer (or, in lieu thereof, other evidence satisfactory to the Collateral Agent that all such filings, registrations and recordations have been made); and all necessary filing, registration and other similar fees, and all taxes and other charges related to such filings, registrations and recordations (including such other taxes and charges requested by the Noteholders), shall have been paid in full.

        3.    The Company shall use its best efforts to deliver to the Collateral Agent (a) not later than April 26, 2002, Collateral Access Agreements executed by owners of the properties located in (i) Fife, Washington, (ii) Lincolnwood, Illinois and (iii) Vista, California which are leased by the Company or a Subsidiary, and (b) not later than May 24, 2002, Collateral Access Agreements executed by owners of each other property leased by the Company or any Subsidiary.

Schedule III
(to Fourth Amendment to Note Agreements)

INDEBTEDNESS OF COMPANY AND ITS SUBSIDIARIES

        Outstanding Indebtedness of Company and Subsidiaries:

Subsidiary	Description	Amount Outstanding as of March 5, 2002 (US$)
K2 Inc.	Bank of America et al.—Revolver	$40,829,000
K2 Inc.	Bank of America—LC's	20,714,000
K2 Inc.	Senior Notes—'92 Placement	13,336,000
K2 Inc.	Senior Notes—'99 Placement	50,000,000
K2 Inc.	Bank of America—Asset Securitization	45,979,000
K2 Japan	Union Bank	6,500,000
K2 Japan	Dai Ichi Kangyo Bank	4,195,000
K2 Japan	Dai Ichi Kangyo Bank—LC's	333,000
K2 GmbH	Bank of America	7,427,000
Shakespeare Hong Kong	Wells Fargo Bank/Norwest	2,968,000
Stearns Inc.	Norwest Bank—LC's	435,000
Shakespeare Fishing Tackle U.K.	Bank of America	460,000
Shakespeare Hengelsport B.V.	ING Bank	0
Shakespeare Australia	National Australia Bank	0
	Recourse obligations in respect of the discounted promissory notes in Japan	4,361,000

        Capitalized Leases:

Subsidiary	Description	Amount Outstanding as of March 5, 2002 (US$)
Ride Inc.	Key Bank	$96,000
Morrow Inc.	Flow International	$32,000

Schedule IV
(to Fourth Amendment to Note Agreements)

SUBSIDIARIES OF COMPANY, INVESTMENTS, AFFILIATES

Subsidiaries	Subsidiary Guarantor	Percentage of Each Class Outstsanding Owned by Company and Each Other Subsidiary
Shakespeare Conductive Fibers, LLC, a Delaware limited liability company	Yes	100%
Shakespeare Company, LLC, a Delaware limited liability company	Yes	100%
Shakespeare (Hong Kong) Ltd., a Hong Kong corporation	No	99%*
Pacific Rim Metallic Products Limited, a Hong Kong corporation	No	99%*
Shakespeare International Ltd., a British corporation	No	100%
Shakespeare Hengelsport, B.V., a Dutch corporation	No	100%
Shakespeare (Australia) Pty. Ltd., an Australian corporation	No	99%*
K2 Ski Sport und Mode GmbH, a German corporation	No	100%
Sitca Corporation, a Washington corporation	Yes	100%
K-2 Corporation, an Indiana corporation	Yes	100%
Planet Earth Skateboards, Inc., a California corporation	Yes	100%
K-2 International, Inc., an Indiana corporation	Yes	100%
K2 Japan Corporation, a Japanese corporation	No	100%
Madshus A.S., a Norwegian corporation	No	100%
SMCA, Inc., a Minnesota corporation	Yes	100%
Stearns Inc., a Minnesota corporation	Yes	100%
Ride, Inc., a Washington corporation	Yes	100%
Anthony Sales (Barbados), Ltd., a Barbados corporation**	No	100%
K2 Worldwide Company, a Cayman Island limited company	No	100%
Katin, Inc., a Delaware corporation	Yes	100%
Morrow Snowboards, Inc., a Delaware corporation	Yes	100%
K2 Bike, Inc., a Delaware corporation	Yes	100%
K2 Funding Inc., a Delaware corporation	No	100%
Shakespeare Industries Inc., a Delaware corporation	No	100%
Shakespeare Company (UK) Ltd., a United Kingdom company	No	100%
Shakespeare Monofilament UK Ltd., a United Kingdom company	No	100%
K2 (UK) Limited, a United Kingdom company	No	100%
Ride Snowboard Company, a Washington company	No	100%
Ride Manufacturing Inc., a California corporation	No	100%
Smiley Hats, Inc., a Nevada corporation	No	100%
K2 Corporation of Canada, a Canadian corporation	No	100%
Preston Binding Co., a Washington company	No	100%
Carve Inc., a Washington corporation	No	100%
SMP Clothing Inc., a Washington corporation	No	100%
K2 Outdoor Products (NZ) Ltd., a New Zealand corporation	No	100%
K2 Finance Company, LLC, a Delaware limited liability company	No	100%
K2 Receivables Corporation, a Delaware corporation	No	100%

*
One share owned by a director.

**
Presently being dissolved.

Schedule V
(to Fourth Amendment to Note Agreements)

        Investments of the Company and Its Subsidiaries:

Common Stock Investments	Number of Shares
Albany International Corporation	10
Bell Sports Company	10
Brunswick Corporation	20
Cascade Industries, Incorporated	10
Centuri, Inc.	100
Champion International Corporation	2
Coleco Industries	4
Coleman Company, Inc.	10
Escalade, Inc.	120
Figgie International	16
First Team Sports	15
Glassmaster	10
Hallwood Industries Incorporated	2,760
Huffy	10
Johnson Worldwide Associates	10
Major Pool Equipment Corp.	11
Metromedia International Group	10
Mossimo Inc.	10
Nike, Inc.	40
Pro-Group	10
Quiksilver	10
Reebok International, Ltd.	10
Seatrain Lines, Inc.	3
Skis Rossignol	10
Starter Corporation	10
The Mead Corporation	4

        Company's Affiliates (other than Subsidiaries):

Hilton Corporate Casuals—Division of K2 Inc.

Shakespeare Fishing Tackle (South Carolina)—Division of Shakespeare LLC

Shakespeare Monofilament (South Carolina)—Division of Shakespeare LLC

Shakespeare Composites & Electronics (South Carolina)—Division of Shakespeare LLC

V-2

LIENS OF COMPANY AND ITS SUBSIDIARIES

Liens:

Collateral Description
A= Accounts
E(S) = Equipment (specified items only)
E(C)= Equipment (all items sold, leased or financed under specific contract)
E(A)= Equipment (all equipment)
B = Blanket
O = Other

Debtor	Office/ Agency Searched	Search Valid Through	Secured Party	File No./ File Date	Collateral Description	Comment
Anthony Industries	CA Sec. of State	1/9/02	Enterprise Funding Corporation	9601960459/ 1/19/96	A	Assigned to NationsBank (BofA)
K2 Funding Inc. substituted as Debtor
Hilton Corporate Casuals[1]	IL Sec. of State	1/3/02
Hilton Corporate Casuals	AL Sec. of State	12/26/01
K2 Corp.	Washington Dept. of Licensing	2/15/02	Anthony Industries	00960190045/ 1/19/96	A	Assigned to NationsBank (BofA) then K2 Funding substituted as Secured Party and further assigned to Bank of America; Continued 11/13/2000
K2 Corp.	Washington Dept. of Licensing	2/15/02	K2 Funding	00970730026/ 3/14/97	A	Assigned to NationsBank (BofA)

1
a division of K2 Inc.

Schedule VI
(to Fourth Amendment to Note Agreements)

Debtor	Office/ Agency Searched	Search Valid Through	Secured Party	File No./ File Date	Collateral Description	Comment
K2 Corp.	Washington Dept. of Licensing	2/15/02	American Technologies Credit	00971390035/ 5/19/97	E(S)
K 2 Corporation	CA Sec. of State	3/6/02	Associates Commercial Corporation	0020160680/ 7/13/2000	E(C)
K-2 Corporation	Washington Dept. of Licensing	2/15/02	PrimeSource Corp.	00982670197/ 9/24/98	E(C)
K-2 Corporation	Washington Dept. of Licensing	2/15/02	Flow International Corp.	00993560217/ 11/22/99	E(S)
K2 Corporation	Washington Dept. of Licensing	2/15/02	SAFECO Credit Company, Inc.	20011090161/ 4/19/01	E(S)
K2 Corporation	Washington Dept. of Licensing	2/15/02	Magid Glove & Safety Mfg. Co.	20011490078/ 5/29/01	O (Inventory)
K2 Corporation	AL Sec. of State	12/26/01
K2 Corporation	IL Sec. of State	1/3/01
K2 Corporation	IN Sec. of State	2/19/02	Bankers/ Softech Divisions of EAB Leasing Corp.	200100007508 528/10/4/01	E(C)
K2 Corporation	IN Sec. of State	2/19/02	Bank of America, N.A., as Agent	200200000631 256/1/22/02
K2 Funding	CA Sec. of State	1/9/02	Enterprise Funding Corporation	9707360241/ 3/7/97	A	Assigned to NationsBank
K2 Funding Inc.	DE Sec. of State	12/7/01
K2 Funding Inc.	DE Sec. of State		K-2 Corporation		A	Pending filing
K2 Funding Inc.	DE Sec. of State		Shakespeare Company, LLC		A	Pending filing
K2 Funding Inc.	DE Sec. of State		Stearns Inc.		A	Pending filing
K2 Inc.	DE Sec. of State	1/25/02
K2 Inc.	CA Sec. of State	3/6/02	K2 Funding, Inc.	9709460920/ 4/3/97	A
K2 Inc.	AL Sec. of State	12/26/01
K2 Inc.	IL Sec. of State	1/3/02
K2 Inc. dba Simplex	OH Sec. of State		General Electric Capital Corporation	AP0204752/ 1/4/00	E(S)
K2 Inc.	MI Sec. of State		Caterpillar Financial Services Corporation	9501612016/ 12/7/98	E(S)
K2 Inc., Shakespeare Monofilament Division	SC Sec. of State		NEC America, Inc.	981110- 114259A	E(S)
K2 Inc., Shakespeare Monofilament Division	CA Sec. of State		NEC America, Inc.	9832060787/ 11/10/98	E(S)
K-2 International	Washington Dept. of Licensing	12/10/01
K-2 International, Inc.	IN Sec. of State	1/7/02

K2 Worldwide Company	CA Sec. of State	1/9/02
Morrow Snowboards	Washington Dept. of Licensing	12/10/01	Flow International Corp.	00993560217/ 11/22/99	E(S)
Planet Earth Skateboards, Inc.	CA Sec. of State	1/9/02	Hawthorne Machinery Co.	9922460390/ 7/30/99	E(S)
Preston Binding Company	Washington Dept. of Licensing	12/10/01
Ride, Inc.	Washington Dept. of Licensing	1/31/02	Key Corp Leasing	00981100505/ 4/20/98	E(S)
Ride, Inc.	Washington Dept. of Licensing	1/31/02	Key Corp Leasing	00981100506/ 4/20/98	E(S)
Ride, Inc.	Washington Dept. of Licensing	1/31/02	Key Corp Leasing	00981100507/ 4/20/98	E(S)
Ride, Inc.	Washington Dept. of Licensing	1/31/02	Key Corp Leasing	00981130231/ 4/23/98	E(S)
Ride, Inc.	Washington Dept. of Licensing	1/31/02	Key Corp Leasing	00981910124/ 7/10/98	E(S)
Shakespeare Company, LLC	CA Sec. of State	3/4/02
Shakespeare Company	CA Sec. of State		Bank of America, N.A., as Agent	9707360252/ 3/13/97
Shakespeare Company	CA Sec. of State		Bank of America, N.A., as Agent	9601960446
Shakespeare Company, LLC	DE Sec. of State	1/25/02	Wells Fargo Financial	200111125330/ 9/10/01	E(S)
Shakespeare Company, LLC	DE Sec. of State	1/25/02	Bank of America, N.A., as Agent	20162291/ 1/18/02
Shakespeare Company, LLC	DE Sec. of State	1/25/02	Bank of America, N.A., as Agent	20118376/ 1/15/02
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Citicorp Vendor Finance, Inc.	104812A/ 3/20/01	E(C)
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Associates Leasing, Inc.	124716A/ 3/6/98	E(S)
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Midland Clarklift, Inc.	084426A/ 4/16/99	E(S)	Assigned to Associates Commercial Corp.
Shakespeare Company, LLC	SC Sec. of State	1/10/02	National Vendor Supply Co.	133749A/ 1/28/99	E(S)	Assigned to Industrial Credit
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Associates Leasing, Inc.	100110A/ 6/22/99	E(S)
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Associates Leasing, Inc.	100054A/ 6/22/99	E(S)
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Associates Leasing, Inc.	113047A/ 8/19/98	E(S)
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Southland Equipment	163229B/ 1/15/97	E(S)	Assigned to Associates Leasing
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Barloworld Handling	092851A/ 5/31/01	E(S)
Shakespeare Company, LLC	OH Sec. of State	1/9/02

Shakespeare Company, LLC	NJ Sec. of State	1/10/02
Shakespeare Company, LLC	FL Sec. of State	3/1/02
Shakespeare Conductive Fibers, LLC	CA Sec. of State	1/9/02
Shakespeare Conductive Fibers, LLC	DE Sec. of State	11/20/01
Shakespeare Composites & Electronics[2]	SC Sec. of State	1/10/02
Shakespeare Composites & Electronics	CA Sec. of State	1/10/02
Shakespeare Composites & Electronics	FL Sec. of State	3/1/02
Shakespeare Composites & Electronics	NJ Sec. of State	1/10/02
Shakespeare Composites & Electronics	OH Sec. of State	1/9/02
Shakespeare Fishing Tackle[2]	SC Sec. of State	1/10/02
Shakespeare Fishing Tackle	NJ Sec. of State	1/10/02
Shakespeare Monafilament[2]	SC Sec. of State	1/10/02	WB Group LP dba Wrenn Handling	142821A/ 4/7/99	E(S)	Assigned to Hyster Credit Co.
Shakespeare Monafilament	SC Sec. of State	1/10/02	WB Group LP dba Wrenn Handling	120328A/ 1/18/99	E(S)	Assigned to Hyster Credit Co.
Shakespeare Monafilament	NC Sec. of State	12/20/01
Sitca Corporation	Washington Dept. of Licensing	12/10/01
Smiley Hats, Inc.	Washington Dept. of Licensing	12/10/01
SMP Clothing, Inc.	Washington Dept. of Licensing	12/10/01
Stearns, Inc.	MN Sec. of State	2/19/02	IBM Credit Corp.	2191501/ 1/06/99	E(C)
Stearns, Inc.	MN Sec. of State	2/19/02	IBM Credit Corp.	1984766/ 10/30/97	E(C)
Stearns, Inc.	MN Sec. of State	2/19/02	Hirsch International Corp.	2066713/ 9/8/98	E(S)
Stearns, Inc.	MN Sec. of State	2/19/02	Green Tree Vendor Services Group	21102881/ 3/1/99	E(S)	Assigned to Wells Fargo Leasing

Stearns, Inc.	MN Sec. of State	2/19/02	Minnesota Lift Truck	2286596/ 1/2/01	E(S)	Assigned to Toyota Motor Credit Corporation
Stearns, Inc.	MN Sec. of State	2/19/02	K2 Funding	2216955/ 4/06/00	A	Assigned to Bank of America
Stearns Manufacturing	MN Sec. of State	3/18/02	Northern States Power Co.	1508906/ 6/12/92	E(S)	Search date
Stearns Manufacturing Co.	MN Sec. of State	3/20/02	IBM Credit Corporation	1929884/ 4/3/97	E(S)	Search date
Stearns Manufacturing Company	MN Sec. of State	3/20/02	MacPherson Meistergram	1993039/ 12/2/97	E(S)	Search date

2
a division of Shakespear Company LLC

[Form of Amended and Restated Note]
K2 Inc.

Senior Note due November 30, 2004

No. [ ]	[Date]
$[ ]	PPN [ ]

        K2 Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to or registered assigns
on the thirtieth day of November, 2004
the principal amount of

Dollars ($                        )

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the Applicable Interest Rate from the date hereof until maturity, payable semiannually on the thirtieth day of each May and November in each year (commencing with the May 30 or November 30 next succeeding the date hereof) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at a rate per annum, after the due date, whether by acceleration or otherwise, until paid, equal to the higher of (i) 2% over the Applicable Interest Rate and (ii) the annual rate of interest announced from time to time by Citibank, N.A., or its successors, as its "prime rate" plus 2% per annum. Both the principal hereof and interest hereon are payable at the principal office of the Company in Los Angeles, California in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

        This Note is one of the Senior Notes due November 30, 2004 (the "Notes") of the Company in the aggregate principal amount of $40,000,000 issued pursuant to the terms and provisions of the separate Note Agreement dated as of October 15, 1992 (as from time to time amended, supplemented or modified, including a Fourth Amendment to Note Agreements dated as of March 27, 2002, the "Note Agreements"), entered into by the Company with the respective Noteholders named therein, and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreements to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreements for a statement of such rights and benefits.

        This Note and the other Notes outstanding under the Note Agreements may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreements.

Exhibit A
(to Fourth Amendment to Note Agreements)

        The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreements.

        This Note is registered on the books of the Company and is transferable, subject to the provisions of Section 9.1 of the Note Agreements, only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

K2 Inc.
By:
Name:
Title:

INTERCREDITOR AGREEMENT

Exhibit B
(to Fourth Amendment to Note Agreements)

AMENDMENT TO GUARANTY AGREEMENT

Exhibit C
(to Fourth Amendment to Note Agreements)

CASH FLOW FORECASTS

Exhibit D
(to Fourth Amendment to Note Agreements)

QuickLinks

TABLE OF CONTENTS
PRELIMINARY STATEMENT
CLOSING CONDITIONS
POST CLOSING REQUIREMENTS
INDEBTEDNESS OF COMPANY AND ITS SUBSIDIARIES
SUBSIDIARIES OF COMPANY, INVESTMENTS, AFFILIATES
LIENS OF COMPANY AND ITS SUBSIDIARIES
[Form of Amended and Restated Note] K2 Inc.
INTERCREDITOR AGREEMENT
AMENDMENT TO GUARANTY AGREEMENT
CASH FLOW FORECASTS